UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 19, 2008

MEDIA GENERAL, INC.

(Exact name of registrant as specified in its charter)

Commonwealth of Virginia	1-6383	54-0850433
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 E. Franklin St., Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (804) 649-6000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Media General, Inc. (the “Company”) and its lenders amended the Company’s $300 million variable rate bank term loan agreement and its revolving credit facility effective December 19, 2008. Pursuant to the amendments, the maximum leverage ratio covenant was increased to 6.25x through the first quarter of 2009. The maximum leverage ratio then will reduce to 6.0x for the remainder of 2009, 5.75x for the first three quarters of 2010, and will remain at 5.5x thereafter. The minimum interest coverage ratio covenant was reduced to 2.0x through the first quarter of 2009 and then will change to 2.25x until the June 30, 2011 maturity date of both facilities. The definition of EBITDA was modified to exclude severance costs (up to $15 million) and the definition of Indebtedness was modified to exclude the termination value of the Company’s interest rate swaps. The borrowing capacity on the revolving credit facility was reduced from $1 billion to $600 million and interest rate margins on both facilities were increased for periods when the leverage ratio exceeds 4.5x. Mandatory prepayments are required under the amendments upon certain asset sales and from excess cash flow. The amended agreements also contain restrictions on dividends, capital spending, incurring additional indebtedness and entering into capital leases, and making certain investments. The Company and its subsidiaries, who are guarantors of the term loan and the revolving credit facility, granted the lenders a security interest in substantially all of their assets, including cash, to secure the two facilities.

Except as provided in the amendments, all other provisions of the variable rate bank term loan agreement and the revolving credit facility remain in full force and effect. The amendments in their entirety are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference; they may be consulted for additional details.

Item 9.01	Financial Statements and Exhibits.

d)	Exhibits

10.1	Second Amendment to Credit Agreement dated as of December 19, 2008 among Media General, Inc., the Lenders signatory thereto and The Bank of Tokyo – Mitsubishi UFJ, LTD., New York Branch

10.2	Third Amendment to Amended and Restated Credit Agreement dated as of December 19, 2008 among Media General, Inc., the Lenders signatory thereto and Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIA GENERAL, INC.
(Registrant)

Date December 19, 2008

/s/ John A. Schauss
John A. Schauss
Vice President – Finance and Chief Financial Officer